FOR RELEASE ON
AUGUST 20, 2003

CADENCE REPORTS MAJOR NATURAL GAS PAY INTERVALS IN SECOND WELL ON DE SOTO PARISH PROPERTY

INTENDS TO AGGRESSIVELY DRILL MORE WELLS OVER THE NEXT FOUR MONTHS

WALLA WALLA, WA - Cadence Resources Corp (OTCBB: CDNR) announced today highly successful results obtained from drilling and logging of its second well in De Soto Parish, Louisiana. The project is a joint venture between Cadence and Bridas Energy USA. The well, the Mary Belle Smith #1, was drilled to a total depth of 10,300 feet targeting multiple pay zones in the Hosston and Cotton Valley sands. Results of the well logs indicate that there are 115 feet of pay in the Cotton Valley and 319 feet of pay in the Hosston sand formations. Cadence has a 25% working interest in this well.

Commented Lucius Geer, Chief Consulting Geologist of Cadence, "We are extremely pleased with the results of this well. I have spent years reviewing and studying the many successful wells which have been drilled in the vicinity of this well and am unaware of any other well with this much indicated pay in the Hosston formation. This is truly an exceptional well from an oilman's perspective."

The terms of the joint venture with Bridas Energy USA are that Cadence is carried for a 25% working interest on the first well that was drilled, the Ardis-Martin Timber Co. #1. As reported on 7/17/03, that well, which was drilled to 10,262 feet, contained an indicated 107 feet of pay in the Cotton Valley and 186 feet of pay in the Hosston and is now in the process of being fractured and readied for production.

On subsequent wells within the 640-acre section containing the first well, Cadence earns a 25% percent working interest by funding 25% of the drilling, completion, and facilitation expenses. On other wells outside of the initial 640-acre section, the Company will earn a 45% working interest by funding 45% of the expenses.

On average, the leaseholds the Company controls carry an approximate 80% net revenue interest. The joint venture controls approximately 3800 contiguous acres in the area. A third well, the J.B. Barr 28-1 is currently being permitted and drilling is expected to begin within thirty days. On that well the Company will earn a 45% working interest.

Commented Howard Crosby, President of Cadence, "Obviously we are very pleased to have continued successful drilling results on this project, and are particularly excited about the thickness of the Hosston intervals as that is apparently unprecedented in the area. Our strategy with Bridas over the next four months is to drill four more wells in more or less the "corners" of our acreage package and complete them for production. This will have the effect of proving up the remainder of our ground under lease".


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Bridas Energy USA, based in Houston, has operations in the Texas-Louisiana Gulf
Coast Area. Bridas Energy USA is a wholly owned subsidiary of Bridas Corporation, a BVI corporation with its head offices in Buenos Aires, Argentina. Bridas Corporation's worldwide activities include operations in all areas of energy production including exploration, production, transportation, storage, and shipment, as well as power generation. Cadence Resources is an oil and gas exploration company based in Walla Walla, Washington with development activities in Louisiana, Texas, and Michigan.

Certain statements contained herein may contain forward-looking statements that involve risks and uncertainties. Therefore, actual results may differ materially from those projected or implied. As a result, these forward-looking statements represent the Company's best judgment as of the date of this news release.

Contacts:     Howard Crosby (509) 526-3491 or John Ryan (843) 682-2023


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